Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-190625) on Form S-8 of CU Bancorp of our report dated March 13, 2015, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of CU Bancorp for the year ended December 31, 2014.

/s/ McGladrey LLP

Irvine, CA

March 13, 2015